Appleton Reports Second Quarter 2012 Results

APPLETON, Wis., Aug. 6, 2012 /PRNewswire/ --

  Net sales of $213.9 million down approximately 1% compared to second quarter 2011
  Net sales of thermal papers up over 8%; shipments up more than 3%
  Adjusted operating income up $6.3 million or 59%

Appleton's second quarter 2012 net sales of $213.9 million decreased 1.2% compared to second quarter 2011 net sales. However, the Company's strong revenue growth continued in the thermal papers segment where an 8.6% increase in net sales nearly offset the sales decreases in carbonless papers and Encapsys.

Excluding one-time items, second quarter 2012 adjusted operating income was $16.9 million, $6.3 million higher than adjusted operating income reported for second quarter 2011.

Appleton reported a second quarter 2012 operating loss of $32.5 million compared to operating income of $10.7 million during second quarter 2011. The operating loss for second quarter 2012 was largely the result of $42.9 million of costs related to ceasing papermaking operations at the West Carrollton, Ohio, mill and transitioning to base paper produced by Domtar as part of the 15-year supply agreement announced in February. Appleton also recorded $6.5 million of transaction costs associated with the proposed business combination between Appleton and Hicks Acquisition Company II. On July 13, the two companies announced they had agreed to discontinue the proposed business combination.

Appleton's net sales for the first six months of 2012 were $433.5 million, slightly lower than first half 2011 net sales of $434.6 million. Appleton reported an operating loss of $82.3 million for the first six months of 2012 compared to operating income of $21.0 million for the same period last year. Excluding one-time items, current year adjusted operating income was $29.7 million, $5.6 million higher than adjusted operating income reported for the first half of 2011. On a year-to-date basis, costs related to ceasing papermaking operations at West Carrollton and transitioning to Domtar base paper were $105.1 million. First half 2012 results also included $6.9 million of transaction costs discussed above. First half 2011 operating income included a $3.1 million charge for a litigation settlement.

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
	(dollars in millions)
Operating (loss) income	$ (32.5)	$ 10.7	$ (82.3)	$ 21.0

Add:
Restructuring	1.0	--	26.5	--
Accelerated depreciation of decommissioned assets	36.9	--	62.2	--
Papermaking cessation costs, Domtar transition	5.0	--	16.4	--
Discontinued business combination transaction costs	6.5	--	6.9	--
Litigation settlement	--	(0.1)	--	3.1
Adjusted operating income	$ 16.9	$ 10.6	$ 29.7	$ 24.1

Solid quarter and first half performances

Citing improvements to adjusted operating income of $6.3 million for second quarter 2012 and $5.6 million for first half 2012, compared to the same periods in 2011, Mark Richards, Appleton's chairman, president and chief executive officer, commended the company's second quarter and first half performances. He said strong, consistent growth of the Company's thermal papers segment drove those achievements. Sales of thermal papers grew 8.6% for second quarter 2012 and 9.8% for first half 2012, respectively. Shipments increased 3% for the second quarter and 5% for first half 2012.

"Growth of our thermal tag, label and entertainment (TLE) business continues to deliver strong sales and profits and led improvements to company earnings during the first half of the year," said Richards.

He added that the combination of Appleton's leading products in the thermal paper markets, its state-of-the-art manufacturing capabilities, and the benefits of the base paper supply agreement with Domtar have enhanced Appleton's ability to provide both domestic and international customers with superior product quality, service and value. "Our results confirm our success in bringing together these business strengths to build a significant growth platform," Richards said.

The growth of Appleton's thermal papers segment has helped to offset the decline of the carbonless segment and temporary market softness for the Encapsys business. Carbonless sales declined nearly 9% for the second quarter and approximately 7% for first half 2012 compared to the same periods in 2011. The supply agreement with Domtar provides Appleton with greater flexibility to use its production capacity more effectively. As a result, the Company decided to discontinue selling carbonless into certain non-strategic international markets. Adjusting for that decision, the Company's carbonless volume declined by 3% in second quarter and 4% in first half 2012, respectively.

Appleton completed the shutdown of papermaking operations at the West Carrollton mill in June and continues the transition to using Domtar-supplied base paper. During the quarter, Appleton continued to increase inventories to support the transition process. Richards said inventory levels have peaked and the Company would significantly reduce them during the second half 2012, consistent with its focus on operational excellence.

Sales for the Company's specialty chemical segment, Encapsys, were down approximately 8% for the second quarter and over 11% for first half 2012. Encapsys shipments declined 16% in both the second quarter and first half 2012 compared to the same periods in 2011. Although second quarter 2012 shipments to its largest customer were more than 10% higher than in first quarter 2012, Encapsys continues to be affected by weak economic conditions that reduced short-term demand for its customers' products containing microencapsulated ingredients.

However in late July, Entropy Solutions, a bio-based specialty company, announced a strategic partnership with the Encapsys business unit. Encapsys will microencapsulate Entropy Solutions' PureTemp phase change materials.

PureTemp is a renewable thermal energy storage technology that captures, stores and reuses otherwise lost or wasted energy to maintain constant temperatures for extended periods of time. Entropy expects that their microencapsulated phase change materials will enable companies to solve many types of thermal energy related issues. Potential applications include everything from building and construction to HVAC and refrigeration systems.

Second Quarter and First Half Business Unit Results (dollars in thousands):

	Net Sales for the		Operating (Loss) Income for the
	Three Months Ended		Three Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Carbonless Papers	$ 106,329	$ 116,692	$ (14,608)	$ 5,461
Thermal Papers	99,579	91,733	(8,975)	4,664
Encapsys	12,865	14,018	2,920	3,218
Other (Unallocated)	--	--	(11,125)	(1,769)
Intersegment (a)	(4,872)	(5,857)	(700)	(838)
	$ 213,901	$ 216,586	$ (32,488)	$ 10,736

	Net Sales for the		Operating (Loss) Income for the
	Six Months Ended		Six Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Carbonless Papers	$ 219,876	$ 235,988	$ (41,752)	$ 15,000
Thermal Papers	198,412	180,660	(30,688)	7,192
Encapsys	26,194	29,494	5,063	7,150
Other (Unallocated)	--	--	(13,259)	(6,578)
Intersegment (a)	(10,951)	(11,541)	(1,641)	(1,730)
	$ 433,531	$ 434,601	$ (82,277)	$ 21,034

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Carbonless Papers

Second quarter 2012 carbonless papers net sales of $106.3 million were down 8.9%, compared to second quarter 2011, on lower shipment volumes of approximately 11%. International volumes were approximately 16% lower than the previous year quarter. During the quarter, the Company discontinued selling carbonless papers into certain non-strategic international markets. Excluding the impact of that decision, carbonless volume in second quarter 2012 was 3% lower than the same quarter in 2011. During the first six months of 2012, carbonless net sales totaled $219.9 million, a decrease of 6.8 % from the prior year. Year-to-date, shipment volumes were approximately 9% lower than last year. Adjusting for the decision not to sell carbonless papers into certain non-strategic international markets, volumes declined 4%. For both the current year three- and six-month periods, the impact of lower volumes was partially offset by the benefits realized from favorable pricing.

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
	(dollars in millions)
Operating (loss) income	$ (14.6)	$ 5.5	$ (41.8)	$ 15.0

Restructuring	0.6	--	14.6	--
Papermaking cessation costs, Domtar transition	1.8	--	7.9	--
Accelerated depreciation	20.3	--	34.2	--
Adjusted operating income	$ 8.1	$ 5.5	$ 14.9	$ 15.0

Second quarter 2012 adjusted operating income of $8.1 million compared to adjusted operating income of $5.5 million in the same quarter last year. The current year quarter benefited from favorable pricing and product mix. Adjusted operating income of $14.9 million was reported during the first half of 2012 compared to adjusted operating income of $15.0 million for the same period of 2011. Favorable pricing and product mix essentially offset the entire negative impact of lower shipment volumes.

Thermal Papers

Current quarter net sales of thermal papers increased 8.6%, compared to the prior year quarter, largely due to increased shipment volumes of over 3%. Continued strong demand for Appleton's TLE thermal products resulted in a nearly 20% increase in shipment volumes, including a 32% increase in shipments to international markets. Year-to-date, TLE volumes are up almost 19% over 2011, including a 40% increase to international markets.

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
	(dollars in millions)
Operating (loss) income	$ (9.0)	$ 4.7	$ (30.7)	$ 7.2

Restructuring	0.4	--	11.9	--
Papermaking cessation costs, Domtar transition	3.2	--	8.5	--
Accelerated depreciation	16.6	--	28.0	--
Adjusted operating income	$ 11.2	$ 4.7	$ 17.7	$ 7.2

Adjusted operating income of $11.2 million and $17.7 million was recorded during the three and six months ended July 1, 2012, respectively. This compared to adjusted operating income of $4.7 million and $7.2 million for the same periods of 2011, respectively. The positive impact of higher shipment volumes, favorable pricing and the continued strong demand for TLE products resulted in much-improved results over the prior year.

Encapsys

Second quarter 2012 net sales of $12.9 million were $1.2 million, or 8.2%, lower than second quarter 2011. Second quarter 2012 volumes were approximately 16% lower than the prior year due to customer supply chain management as well as a weak global economy reducing the demand for customer products using Encapsys microencapsulation. Encapsys volumes were also affected by the continued decline in demand for carbonless papers. For the first six months of 2012, Encapsys recorded net sales of $26.2 million which were $3.3 million, or 11.2%, lower than the same period last year. Year-to-date shipment volumes were also down approximately 16%.

Second quarter adjusted operating income of $2.9 million was $0.3 million lower than last year's second quarter, largely due to the lower shipment volumes. Year-to-date 2012 adjusted operating income of $5.1 million was $2.1 million lower than the first half of 2011.

Other (Unallocated)

Other (unallocated) includes unallocated corporate expenses. Second quarter 2012 unallocated corporate expenses increased by $9.4 million compared to second quarter 2011 and included $6.5 million of transaction costs associated with the discontinued business combination and a $2.1 million increase in stock-based incentive compensation. The increase in stock-based incentive compensation resulted from an increase in company stock value as determined by the June 30 semiannual valuation. First half 2012 unallocated corporate expenses increased by $6.7 million compared to first half 2011 and included $6.9 million of transaction costs and a $2.2 million increase in stock-based incentive compensation. First half 2011 included a $3.1 million litigation settlement expense.

Balance Sheet

At the mid-way point of 2012, the Company held cash balances totaling $3.4 million, compared to cash balances of $7.2 million at year-end 2011, and used $19.7 million of cash in operations. As noted in last quarter's report, implementation of the supply agreement with Domtar included a planned inventory build beginning in first quarter and peaking during second quarter. As a result, there was a nearly $18.0 million increase in non-stores inventories which contributed to an overall working capital increase of $9.0 million. Inventory levels will decline during the remainder of the year and working capital will decrease by approximately $30 million by year-end. Through the end of second quarter, the Company contributed $17.0 million to the pension fund, $4.4 million was invested in capital projects and there were net redemptions of company stock totaling $7.0 million.

As of July 1, 2012, restructuring expense and other related costs of $105.1 million included noncash items of $62.2 million of accelerated depreciation related to decommissioning papermaking assets at West Carrollton, $11.1 million of inventory revaluation of stores and spare parts inventories to lower of cost or market and a $0.6 million loss on disposal of fixed assets. Net debt was $540.8 million, up $36.3 million from year-end 2011 due to an outstanding balance on the revolving credit facility of $32.2 million. The Company had approximately $52 million of liquidity at the end of the quarter.

Outlook

During the third quarter 2012, Appleton expects continued strong growth from its thermal papers segment. Appleton's decision to discontinue selling carbonless into certain non-strategic international markets will likely account for most of the carbonless volume decline the Company anticipates during the remainder of 2012. The Company expects slightly improved sales for its Encapsys business during the second half of 2012, compared to second half 2011, based on improved market conditions for its customers and advancements in product development efforts.

Appleton will continue to implement the base paper supply agreement with Domtar. Most Appleton customers have already seamlessly transitioned to products produced with Domtar-supplied paper. Appleton remains on schedule to reduce working capital by approximately $30 million by year-end. The Company defines working capital as inventories and accounts receivable minus accounts payable.

Cash freed up from reduced working capital investment will cover the anticipated 2012 shutdown costs associated with the West Carrollton papermaking operation. Richards said the Company's second quarter results began to reflect the financial benefits associated with the supply agreement with Domtar and that those benefits will grow to be more significant in the third quarter and beyond. Richards added that he expects third quarter earnings will also benefit from a trend toward increased sales of higher-margin products. The Company will continue its intense focus on reducing waste, improving operational performance, increasing cash flow, and driving innovation across all its businesses.

Earnings release conference call

Appleton will host a conference call to discuss its second quarter 2012 results on Tuesday, August 7, 2012, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through August 20.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,600 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A – Risk. Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information

Appleton is providing Adjusted EBITDA information, which is defined as net (loss) income of Appleton, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective U.S. generally accepted accounting principles (GAAP) pronouncements up to December 31, 2011, before interest income or expense, income taxes, depreciation, amortization, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a complement to GAAP results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1
Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)

	For the Three Months Ended	For the Three Months Ended
	July 1, 2012	July 3, 2011

Net sales	$ 213,901	$ 216,586
Cost of sales	202,806	174,160

Gross profit	11,095	42,426

Selling, general and administrative expenses	42,547	31,772
Restructuring	1,036	--
Litigation settlement, net	--	(82)

Operating (loss) income	(32,488)	10,736

Other expense (income)
Interest expense	15,086	15,683
Interest income	--	(37)
Foreign exchange loss (gain)	1,261	(101)
Other income	(40)	(1,374)

Loss before income taxes	(48,795)	(3,435)
Provision (benefit) for income taxes	75	(154)

Net loss	$ (48,870)	$ (3,281)

Other Financial Data:

Normal depreciation and amortization	$ 10,069	$ 11,982
Accelerated depreciation associated with restructuring	36,870	--

Table 2
Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)

	For the Six Months Ended	For the Six Months Ended
	July 1, 2012	July 3, 2011

Net sales	$ 433,531	$ 434,601
Cost of sales	412,418	345,324

Gross profit	21,113	89,277

Selling, general and administrative expenses	76,918	65,121
Restructuring	26,472	--
Litigation settlement, net	--	3,122

Operating (loss) income	(82,277)	21,034

Other expense (income)
Interest expense	30,093	31,833
Interest income	(12)	(74)
Foreign exchange loss (gain)	994	(1,074)
Other expense (income)	72	(1,374)

Loss before income taxes	(113,424)	(8,277)
Provision for income taxes	140	201

Net loss	$ (113,564)	$ (8,478)

Other Financial Data:

Normal depreciation and amortization	$ 20,401	$ 24,116
Accelerated depreciation associated with restructuring	62,250	--

Table 3
Appleton Papers Inc. Consolidated Balance Sheets (dollars in thousands) (unaudited)

	July 1, 2012	December 31, 2011

Cash and cash equivalents	$ 3,350	$ 7,241
Accounts receivable	95,496	90,339
Inventories	109,534	102,527
Other current assets	49,915	54,724
Total current assets	258,295	254,831

Property, plant and equipment, net	248,082	324,665

Other long-term assets	59,080	62,422

Total assets	$ 565,457	$ 641,918

Accounts payable	$ 56,074	$ 51,766
Other current liabilities	97,273	95,311
Total current liabilities	153,347	147,077

Long-term debt	542,882	510,533

Other long-term liabilities	178,961	174,245
Total equity	(309,733)	(189,937)

Total liabilities & equity	$ 565,457	$ 641,918

Table 4
Appleton Papers Inc. Adjusted EBITDA (dollars in thousands) (unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Net loss	$ (48,870)	$ (3,281)	$ (113,564)	$ (8,478)

Add:
Interest expense, net	15,086	15,646	30,081	31,759
Provision (benefit) for income taxes	75	(154)	140	201
Depreciation	46,367	11,399	81,508	22,950
Amortization	572	583	1,143	1,166
Foreign exchange loss (gain)	1,261	(101)	994	(1,074)
Other (income) expense	(40)	--	72	--

EBITDA	14,451	24,092	374	46,524

Restructuring	1,036	--	26,472	--

One-time costs related to ceasing papermaking operations at West Carrollton, Ohio and transitioning to Domtar base paper supply agreement	5,016	--	16,400	--

Discontinued business combination transaction costs	6,486	--	6,891	--

Litigation settlement	--	(82)	--	3,122

Adjusted EBITDA	$ 26,989	$ 24,010	$ 50,137	$ 49,646

CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, +1-920-991-8613, bvandenbrandt@appletonideas.com